EXHIBIT 10.5

Pinnacle Bankshares Corporation

Non-Employee Directors’ Annual Compensation

As of December 31, 2004

Annual Retainer	Amount
Service as Director for the Company	$1,500
Service as Director for the Bank	$4,000

Meeting Fees
Committee Meetings for the Company	$250 per meeting
Committee Meetings for the Bank	$250 per meeting